CINCINNATI FINANCIAL CORPORATION
ANNUAL INCENTIVE COMPENSATION PLAN OF 2009 (AS AMENDED)
PERFORMANCE-BASED AWARD AGREEMENT
Cincinnati Financial Corporation (the Company) hereby grants to the associate identified below (the Participant) an award in the form of a cash bonus in the amount indicated below under the Cincinnati Financial Corporation Annual Incentive Compensation Plan of 2009, as amended (the Amended Plan), to be payable only upon achievement of the Performance Goal during the Performance Period as specified below. The Compensation Committee of the Board of Directors (Committee) retains complete negative discretion (within the meaning of the applicable rules of the Internal Revenue Service under Section 162(m) of the Code) to reduce the amount of or eliminate part or all of the Award otherwise earned by the Participant upon the attainment of the Performance Goal in light of factors deemed appropriate by the Committee.
This award is forfeited if the Participant’s employment with the Company terminates for any reason other than death or retirement during the Performance Period. If the Participant terminates employment with the Company due to death or retirement during the Performance Period and the Performance Goal is satisfied, the Participant may be entitled to the payment of the Award at the discretion of the Committee. In no event shall the Award be paid later than two months and fifteen days following the close of the calendar year in which the Performance Goal is satisfied.
This award is subject to recoupment in accordance with the Company’s Policy For The Recovery of Erroneously Awarded Compensation, the terms of which are incorporated herein by reference and which the Participant expressly accepts and confirms separate acknowledgment, and other policies in effect from time to time with respect to forfeiture and recoupment of incentive compensation. This award is further subject to the terms and conditions of the Amended Plan, which the Participant expressly accepts.
AWARD INFORMATION:
Participant Name: ___
Target Award Amount: $___
Award Date: ___
Performance Period: Calendar Year Ending December 31, ____
Performance Goal: As described on Page 2 of this Agreement, Final Award Placement determined by Relative VCR*, Revenue as measured by Property Casualty Net Written Premium Growth** and Underwriting Profitability as measured by Combined Ratio**.

Vesting Level	Performance Target	Award Level
Threshold	The Company’s Final Award Placement exceeds 30% of the companies in the Peer Group.	30% of Target
Target	The Company’s Final Award Placement equals or exceeds 50% of the companies in the Peer Group.	100% of Target
Maximum	The Company’s Final Award Placement equals or exceeds 75% of the companies in the Peer Group.	200% of Target
* As defined by the Amended Plan
** As reported in the Company’s financial statements for the Performance Period.
IN WITNESS WHEREOF, this award has been duly executed as of the Award Date specified above.

CINCINNATI FINANCIAL CORPORATION
By:
/S/
Title:
ACCEPTED:
Participant: _______________________________

Final Award Placement shall be determined as follows:

Step 1: Baseline award placement shall be determined by the Value Creation Ratio* Compared with Peer Group*. When the Company’s VCR exceeds the VCR of one or more of the companies in the Peer Group, the company’s baseline award placement shall increase by 1 for each Peer Group company exceeded.

Step 2: If the Company’s reported Property Casualty Net Written Premium growth is 3.0 percent or more, then the Company’s Final Award Placement shall be determined as described in Step 3. If the Company’s reported Property Casualty Net Written Premium growth is less than 3.0 percent, then Step 3 shall be disregarded and the award placement determined by Step 1 shall be the Final Award Placement for determining the Vesting Level.

Step 3: The Company’s Final Award Placement shall be determined as follows:
a) If the Company’s reported combined ratio is 97.0 percent or better, then the Final Award Placement shall be the sum of the baseline award placement determined in Step 1 plus 1 placement.
b)If the Company’s reported combined ratio is 95.0 percent or better, then the Final Award Placement shall be the sum of the baseline award placement determined in Step 1 plus 2 placements.
c)If the company’s reported combined ratio is 93.0 percent or better, then the Final Award Placement shall be the sum of the baseline award placement determined in Step 1 plus 3 placements.
d)If the company’s reported combined ratio is 91.0 percent or better, then the Final Award Placement shall be the sum of the baseline award placement determined in Step 1 plus 4 placements.

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